Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

July 1, 2013

July 2013	Brokerage

Credit Suisse Structured Product Offering List

Please find the indicative terms for our July brokerage offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales commissions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. For more information, please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Yield Alternatives

18 Month RTY USO High/Low Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [8.00% -10.00%]* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation Period, the coupon for the corresponding interest period and each subsequent interest period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will equal the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547Q4X1	•[8.00%-10.00%] p.a. if no Knock-In Event •Otherwise, 1.00% p.a.	Lowest Performing of: Russell 2000® Index and United States Oil Fund, LP	Approximately 65.00%	2.00%			7/26/13	7/31/13	1/30/15

18 Month RTY USO GDX High/Low Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [11.50% -13.50%]* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation Period, the coupon for the corresponding interest period and each subsequent interest period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will equal the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547Q4Y9	•[11.50%-13.50%] p.a. if no Knock-In Event •Otherwise, 1.00% p.a.	Lowest Performing of: Russell 2000® Index, United States Oil Fund, LP, and the Market Vector Gold Miners ETF	Approximately 55.00%	2.00%			7/26/13	7/31/13	1/30/15

Equity-Linked Alternatives

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

2 Year SPX RTY Buffered Accelerated Return Equity Securities
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the Fixed Payment Percentage that is expected to be between [15.0% - 18.0%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level by more than the Buffer Amount the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the (i) performance of the Lowest Performing Underlying plus (ii) the Buffer Amount. If the Final Level of the Lowest Performing Underlying is less than its Initial Level by not more than the Buffer Amount, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Buffer Amount	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547Q5C6	• If Final Level > Initial Level of Lowest Performing Underlying, a positive return based on [15.0%-18.0%]*. • If Final Level < Initial Level of Lowest Performing Underlying by not more than the Buffer Amount, then the principal amount. • If Final Level < Initial Level of Lowest Performing Underlying by more than the Buffer Amount, then a negative return corresponding to the depreciation of the Lowest Performing Underlying + Buffer Amount.	Lowest Performing of: S&P 500® Index & Russell 2000® Index	10.0%	2.00%			7/26/13	7/31/13	7/30/15

3 Year RTY Buffered Accelerated Return Equity Securities
If the Final Level of the Underlying is equal to or greater than its Initial Level, investor is entitled to receive a payment at maturity based on the Fixed Payment Percentage that is expected to be between [19.0%-21.0%]*. If the Final Level is less than the Initial Level by more than the Buffer Amount, the redemption amount will equal the principal amount of the securities held multiplied by the sum of (i) one plus the performance of the Underlying plus (ii) the Buffer Amount. If the Final Level is less than the Initial Level by not more than the Buffer Amount, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)	Underlying(s)	Buffer Amount	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547Q4V5	• If Final Level > Initial Level, then a positive return based on [19.0%-21.0%]*. • If Final Level < Initial Level by not more than the Buffer Amount, then the principal amount. • If Final Level < Initial Level by more than the Buffer Amount, then a negative return corresponding to the depreciation of the Underlying + Buffer Amount.	Russell 2000® Index	20.0%	2.00%			7/29/13	7/31/13	8/2/16

4 Year SPX Digital-Plus Barrier Notes
If the Final Level of the Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the greater of the Fixed Payment Percentage that is expected to be between [15.0% - 20.0%]* and the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

22547Q5H5	• If Final Level > Initial Level, then a positive return based on the greater of [15.0%-20.0]%* and the uncapped percentage change from the Initial Level to the Final Level. • If Final Level < Initial Level and no Knock-In Event occurs, then the principal amount. • If Final Level < Initial Level and a Knock-In Event occurs, then a negative return corresponding to the depreciation of the Underlying.	S&P 500® Index	Approximately 70.0%	3.00%	7/26/13	7/31/13	7/31/17

4 Year SPX RTY Digital-Plus Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the greater of the Fixed Payment Percentage that is expected to be between [35.0% - 40.0%]* and the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547Q5E2	• If Final Level > Initial Level of the Lowest Performing Underlying, then a positive return based on the greater of [35.0%-40.0]%* and the uncapped percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying. • If Final Level < Initial Level of the Lowest Performing Underlying and no Knock-In Event occurs, then the principal amount. • If Final Level < Initial Level of the Lowest Performing Underlying and a Knock-In Event occurs, then a negative return corresponding to the depreciation of the Lowest Performing Underlying.	Lowest Performing of: S&P 500® Index and the Russell 2000® Index	Approximately 70.0%	3.00%			7/26/13	7/31/13	7/31/17

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.